Exhibit 10.5

August 9, 2021

Merida Merger Corp. I

641 Lexington Ave, 18th Floor

New York, NY 10022

Leafly Holdings, Inc.

333 Elliott Avenue West

Suite 200

Seattle, WA 98119

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated August 9, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Merida Merger Corp. I, a Delaware corporation (“Parent”), Merida Merger Sub, Inc., a Washington corporation (“First Merger Sub”), Merida Merger Sub II, LLC, a Washington limited liability company (“Second Merger Sub”), and Leafly Holdings, Inc., a Washington corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Subject to the terms and conditions hereof, in the event that the Minimum Cash Condition would not be satisfied as of immediately prior to the Effective Time, Merida Holdings, LLC, a Delaware limited liability company (the “Sponsor”), hereby irrevocably agrees to subscribe for and purchase, and Parent hereby irrevocably agrees to issue and sell to Sponsor, a number of shares of common stock, par value of $0.0001 per share, of Parent, upon the same terms and conditions, including price per share, as the other investors, if any, in such Additional Financing (provided that the price per share paid by Sponsor shall not exceed $10.00), for an aggregate purchase price in cash equal to the difference between the Closing Parent Cash and the amount of the Minimum Cash Condition (the “Subscription”); provided that such amount shall not exceed $10,000,000. The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably deem to be practical and necessary in order to consummate the Subscription as contemplated by this letter agreement no later than immediately prior to the consummation of the Closing.

This letter agreement has been duly and validly authorized, executed and delivered by each party hereto, and this letter agreement constitutes a valid and binding agreement of such party enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

This letter agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent, Sponsor and the Company.

Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, and any such assignment without such consent shall be null and void. This letter agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this letter agreement shall be null and void, ab initio.

No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

This letter agreement, and all claims or causes of action based upon, arising out of, or related to this letter agreement or any of the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. This letter agreement shall terminate upon termination of the Merger Agreement.

The undersigned acknowledges and understands that the Parent, First Merger Sub, Second Merger Sub, and the Company will rely upon the agreements set forth herein in connection with the Merger Agreement.

[Signature Page Follows]

Sincerely,

MERIDA HOLDINGS, LLC

By:	/s/ Mitchell Baruchowitz
	Name:	Mitchell Baruchowitz
	Title:	Managing Member

[Signature Page to Sponsor Commitment Letter]

Acknowledged and agreed:

LEAFLY HOLDINGS, Inc.

By:	/s/ Yoko Miyashita
Name:	Yoko Miyashita
Title:	Chief Executive Officer

Acknowledged and agreed:

MERIDA MERGER CORP. I

By:	/s/ Peter Lee
Name:	Peter Lee
Title:	President and Chief Financial Officer

[Signature Page to Sponsor Commitment Letter]